Exhibit 10.1

 AMENDMENT NUMBER FOUR

TO

GOLD FORWARD SALES CONTRACT

WHEREAS, on March 24, 2013, Goldrich Mining Company (the “Company”) and XXXXXXXXXXXX  (the “Purchaser”) entered into a Gold Forward Sales Contract dated March 24, 2013 (the “Contract”), regarding the delivery by the Company to the Purchaser of Gold (as defined in the Contract) by the Delivery Date of November 30, 2014 (the “Delivery Date”), as set forth on the Confirmation Letter attached as Exhibit A to the Contract (the “Confirmation Letter”); and

WHEREAS, on November 28, 2014, the Company and Purchaser entered into Amendment Number One to the Contract, dated November 28, 2014 (“Amendment One”), which amendment provided, in part, that the Company would (i) pay only 10% of the Required Quantity of Gold due on the Delivery Date of November 30, 2014, (ii) pay interest on the value of the Delayed Deliver Required Quantity (as defined in Amendment One) at an annual percentage rate of 8% and (iii) agreed to deliver the Delayed Delivery Quantity on November 30, 2015.

WHEREAS, on November 26, 2015, the Company and Purchaser entered into Amendment Number Two to the Contract, dated November 26, 2015 (“Amendment Two”), which amendment provided, in part, that the Company would (i) pay only 10% of the Required Quantity of Gold due on the Delivery Date of November 30, 2015, (ii) pay interest on the value of the Further Delayed Deliver Required Quantity (as defined in Amendment Two) at an annual percentage rate of 8% and (iii) agreed to deliver the Delayed Delivery Quantity on November 30, 2016.

WHEREAS, on November 26, 2016, the Company and Purchaser entered into Amendment Number Three to the Contract, dated November 30, 2016 (“Amendment Three”), which amendment provided, in part, that the Company would (i) pay only 10% of the Required Quantity of Gold due on the Delivery Date of November 30, 2016, (ii) pay interest on the value of the Third Delayed Deliver Required Quantity (as defined in Amendment Three) at an annual percentage rate of 9% and (iii) agreed to deliver the Delayed Delivery Quantity on November 30, 2017.

WHEREAS, the Company and the Purchaser desire to amend the Contract, as amended by Amendment One, Amendment Two, and Amendment Three, and the Confirmation Letter to provide for delivery of a portion of the Gold on November 30, 2017 and the remaining portion of the Gold at a later Delivery Date of November 30, 2018, to provide for the payment of interest on the value of the Gold subject to the later Delivery Date and to provide Gold price protection during the delayed delivery period.

NOW THEREFORE, in consideration of the respective covenants and agreements hereinafter set forth and for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

1.

Fifteen percent (15%) (rounded up to the nearest ounce of gold) of the Required Quantity of Gold under the Contract, prior to Amendment One, which was originally due on the Delivery Date of November 30, 2014 will be delivered on November 30, 2017 (“Delivered Required Quantity”).  The Delivered

Required Quantity will be delivered to the Delivery Point in Fairbanks, Alaska, as set forth on the Confirmation Letter. In lieu of gold, the Company may satisfy the delivery of the Delivered Required Quantity by paying, as directed by the Purchaser, an amount equal to the Delivered Required Quantity times the greater of the Original Purchase Price or the Index Price for the day preceding the date of payment.

2.

In relation to the remaining 55% of the original Required Quantity of Gold under the Contract, prior to Amendment One, Amendment Two, Amendment Three, and this Amendment Four (the “Fourth Delayed Delivery Required Quantity”), such Fourth Delayed Delivery Required Quantity shall be delivered to the Purchaser at the Delivery Point on November 30, 2018. In relation to the Fourth Delayed Delivery Required Quantity, “Delivery Date” as set forth on the Confirmation Letter, is hereby amended to be November 30, 2018.

3.

The Company hereby agrees to pay interest on the value of the Fourth Delayed Delivery Required Quantity (calculated as described in section 4 below) at an annual percentage rate of 10% (the “Interest Rate”) payable quarterly on December 31, 2017 and March 31, June 30 and September 30, 2018, with any remaining interest due and payable on the Delivery Date for the Fourth Delayed Delivery Required Quantity.  Interest shall be non-compounding, provided however, that any interest not paid in full by any required Interest Payment Date, shall be added to the principal amount of the value of the Fourth Delayed Delivery Required Quantity and shall be subject to interest at the Interest Rate until such late interest payment is made in full. All interest due and payable shall be paid in cash to the Purchaser at the bank account designated by the Purchaser in Schedule A hereto.

4.

The value of the Fourth Delayed Delivery Required Quantity shall be set on December 1, 2017 and shall be equal to the number of ounces of Gold in the Fourth Delayed Delivery Required Quantity multiplied by the greater of either: (a) the Delivery Date Index Price (as defined in the Contract) on November 30, 2017; or (b) the Original Purchase Price used to calculate the amount of gold due in the Confirmation Letter. The Original Purchase Price was the lesser of either (i) $1350 per ounce of fine gold or (ii) a 25% discount to the Initial Index Price (as defined in the Contract).

5.

If the Delivery Date Index Price on November 30, 2018 is less than the Original Purchase Price, an Additional Adjusted Required Amount, equal to the Fourth Delayed Delivery Required Quantity multiplied by a ratio, consisting of the Original Purchase Price as the numerator and the Delivery Date Index Price on November 30, 2018 as the denominator, less the Fourth Delayed Delivery Required Quantity, shall be delivered to the Purchaser at the Delivery Point by December 31, 2018.

Pursuant to Section 7.02(e) of the Contract, this agreement hereby amends the Contract in relation to the matters set forth above. Except as expressly set forth herein, the Contract is not otherwise amended, altered or revoked.  The Contract remains in full force and effect.

This amended is governed by the provisions of the Contract in Section 7.02 and 7.03, including but not limited to those provisions regarding choice of law, assignment, amendment and arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of this 30th day of November 2017.

GOLDRICH MINING COMPANY

By:_______________________

William Schara, Chief Executive Officer

PURCHASER

By:_______________________

Name: XXXXX

SCHEDULE A

PURCHASER BANK ACCOUNT INFORMATION

SCHEDULE A TO AMENDMENT FOUR TO GOLD FORWARD SALES CONTRACT